EXHIBIT 99.1
                [LOGO OF BANK UNITED CORP. LITIGATION
                  CONTINGENT PAYMENT RIGHTS TRUST]


JONATHON K. HEFFRON
LITIGATION TRUSTEE
TEL.: (713) 543-6958
FAX: (713) 543-7744

SALVATORE A. RANIERI
LITIGATION TRUSTEE
TEL.: (516) 873-0055
FAX: (516) 873-1155



                            PRESS RELEASE

    BANK UNITED CORP. LITIGATION CONTINGENT PAYMENT RIGHTS TRUST
 ANNOUNCES THE FILING OF DEFENDANT'S REPLY BRIEF WITH THE U.S. COURT
                 OF APPEALS FOR THE FEDERAL CIRCUIT


Houston, Texas - December4, 2002. On June 14, 2002, the Bank United Corp. Litigation Contingent Payment Rights Trust (NASDAQ: BNKUZ) (the "Litigation Trust") announced plaintiffs' appeal of all rulings against them by the U.S. Court of Federal Claims to the U.S. Court of Appeals for the Federal Circuit (the "Appeals Court"). On June 28, 2002, the Litigation Trust announced the cross-appeal of the defendant federal government. The Appeals Court has docketed the appeal and cross-appeal as Case Nos. 02-5132, -5137, Bank United vs. United States.

On August 19, 2002, the plaintiffs filed their opening brief with the Appeals Court. On September 30, 2002, the defendant - cross appellant filed its opening brief with the Appeals Court. On November 12, 2002, the plaintiffs filed a combined reply brief on their appeal and opposing brief on the defendant's cross-appeal. On November 27, 2002, the federal government filed its reply brief on its cross-appeal.

The briefing on the appeal and the cross appeal is now complete. The Appeals Court will schedule oral arguments on the appeals at some time in the future. It is not known when the oral argument will be scheduled and there are no time requirements or limits on the Appeals Court's actions.

The Litigation Trust (SEC File No. 000-32301) will file the full text of the defendant's-cross appellant's reply brief with the Securities and Exchange Commission, and the descriptions of the Notice of Appeal and the briefs set forth above are qualified in their entirety by reference to such notice and briefs.

The Litigation Trust was formed in connection with the February 9, 2001 merger of Bank United Corp. with and into Washington Mutual, Inc. The Litigation Trust issued contingent payment rights certificates representing the right to receive a portion of the Litigation Trust's share of any monetary proceeds from any final judgment or settlement of the forbearance litigation brought by Bank United Corp., Bank United, and Hyperion Partners L.P. against the federal government.

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Additional information about the lawsuit, the Litigation Trust, and the contingent payment rights certificates can be found in the registration statement on Form S-4 (Registration No. 333-49302) filed by the Litigation Trust with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as well as in the reports filed by the Litigation Trust pursuant to the Securities Exchange Act of 1934, as amended.